Gray Television, Inc.	Exhibit 99

NEWS RELEASE

GRAY TELEVISION, INC.
ANNOUNCES THAT THE UNIVERSITY OF KENTUCKY HAS AWARDED
A 10-YEAR MULTIMEDIA SPORTS RIGHTS LICENSING AGREEMENT TO GRAY’S
LEXINGTON KENTUCKY STATION WKYT AND HOST COMMUNICATIONS

     Atlanta, Georgia – October 13, 2004 . . . Gray Television, Inc. (NYSE: GTN and GTN.A) announced today that the University of Kentucky has awarded a ten-year multimedia sport rights license (“Sports Rights”) to Gray’s Lexington Kentucky television station WKYT and to Host Communications (“Host,” a wholly-owned subsidiary of Bull Run Corporation). The Sports Rights were awarded to WKYT and Host based on a joint bid submitted by both Gray and Host.

Highlights:

•	The Sports Rights include complete marketing rights for television, radio, multimedia, corporate sponsorships, arena signage and the official athletic website for the University of Kentucky’s football, men’s basketball and women’s basketball and baseball programs.

•	The Sports Rights license begins April 16, 2005 and runs for seven years with the option to extend the license for three additional years. The current sports rights agreement between the University of Kentucky, Gray and Host expires April 15, 2005.

•	Aggregate license fees to be paid to the University of Kentucky over a full ten year term for the Sports Rights will approximate $80.5 million. Gray and Host will share equally the cost of the license fees.

•	WKYT and Host will jointly administer and manage the Sports Rights over the term of the license.

•	WKYT and Host have jointly shared in the University of Kentucky’s Sports Rights program continuously since 1983.

     Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently operates 16 CBS-affiliated television stations, seven NBC-affiliated television stations, seven ABC-affiliated television stations and five daily newspapers.

For information contact:
Bob Prather, President (404) 266-8333	Jim Ryan, Chief Financial Officer (404) 504-9828

4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607